Exhibit 3.5

CERTIFICATE OF AMENDMENT TO RESTATED BYLAWS
OF
RUBIO’S RESTAURANTS, INC.

The undersigned does hereby certify that:

I am the duly qualified and acting Secretary of Rubio’s Restaurants, Inc., a duly organized and existing Delaware corporation (the “Company”).

On December 13, 2007, the Company’s Board of Directors (the “Board”) duly adopted a resolution to amend and restate the first paragraph of Article VI, Section 1 of the Company’s Restated Bylaws, as previously amended (the “Bylaws”), so that the first paragraph of Article VI, Section 1 shall read in its entirety as follows:

“Section 1. Certificates of Stock. The shares of the corporation shall be represented by certificates provided, however, that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be represented by uncertificated shares, and provided, further, that any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the corporation by the Chairman or Vice-Chairman of the Board of Directors, or the President or Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, the certificate may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.”

Except as amended above, the Company’s Bylaws (including the remainder of Article VI, Section 1) as in effect immediately before such Board action remain unchanged and in full force and effect.

The resolution referred to above is in conformity with the Company’s Third Amended and Restated Certificate of Incorporation and Bylaws, has never been modified or repealed, and is now in full force and effect.

IN WITNESS WHEREOF, I have executed this Certificate of Amendment to Restated Bylaws of the Company as of the 13th day of December, 2007.

/s/ Jeff Thacker
Jeff Thacker, Secretary